SETTLEMENT AGREEMENT AND RELEASE

THIS SETTLEMENT AGREEMENT AND RELEASE (the “Agreement”) is dated as of June ___, 2008 (the “Effective Date”) by and between (i) Black Forest International, LLC (“BFI”) a Delaware limited liability company, (ii) Earth Biofuels, Inc. and all of its subsidiaries, which include, but are not limited to, Earth LNG, Inc., a Texas corporation, and each of Applied LNG Technologies USA, L.L.C., Fleet Star, Inc., Apollo Leasing, Inc. and Arizona LNG, L.L.C., each of which are wholly owned subsidiaries of Earth LNG (collectively referred to hereinafter as “EBOF”) a Delaware corporation and (iii) PNG Ventures, Inc. (“PNGX”) a Nevada corporation. (BFI, EBOF and PNGX may be referred to hereinafter individually as a “Party” and collectively as the “Parties.”)

WHEREAS on or about April 9, 2008, EBOF issued 535,000 shares of Series A Preferred Stock (the “Preferred Stock,” a copy of the stock certificate representing the Preferred Stock has been attached hereto as Exhibit A) to BFI which carried certain rights, powers and preferences as outlined in the Certificate of Amendment of the Certificate of Incorporation of EBOF (the “Certificate of Designation,” a copy of which has been attached hereto as Exhibit B) filed with the Delaware Secretary of State and disclosed in EBOF’s Form 8-K filed with the United States Securities and Exchange Commission on April 25, 2008;

WHEREAS, the Preferred Stock provided certain rights, powers and preferences, including a restriction on selling or otherwise disposing of any EBOF asset (which was violated pursuant to the actions taken by EBOF related to the BCA Deal defined below) and a mandatory redemption which required EBOF to redeem the Preferred Stock on April 27, 2008, at a redemption price of $1.35 per share of Preferred Stock for a total redemption amount of $722,250 (the “Mandatory Redemption Amount”), the failure to deliver such Mandatory Redemption Amount being a “Deemed Liquidation Event” (as defined in the Certificate of Designation);

WHEREAS, the Preferred Stock provided certain rights, powers and preferences, including the right to convert the Preferred Shares into shares of EBOF’s common stock (the “Common Stock”) at a conversion price, upon a Deemed Liquidation Event, of $.0025 for every dollar of Preferred Stock;

 WHEREAS, in connection with the purchase of the Preferred Stock, EBOF placed 50,000,000 shares of its common stock into escrow with EBOF’s transfer agent, Nevada Agency and Trust Company (the “EBOF Escrow Agent”) to be held pursuant to an escrow agreement, for the benefit of BFI;

WHEREAS, on April 30, 2008, BFI made a demand upon EBOF for payment of the Mandatory Redemption Amount pursuant to the Certificate of Designation (a copy of such demand has been attached hereto as Exhibit C);

WHEREAS, on or about May 2, 2008, BFI and EBOF entered into an Assignment Agreement (the “Assignment Agreement,” a copy of which has been attached hereto as Exhibit D) whereby EBOF agreed to assign $535,000 due to EBOF related to the sale of EBOF’s interest in Biofuels Company of America, LLC (the “BCA Deal”) directly to BFI. In connection with such assignment, EBOF executed an Irrevocable Funds Instruction Letter (the “Funds Letter,” a copy of which has been attached hereto as Exhibit E) authorizing the aforementioned $535,000 to be delivered directly to BFI via wire transfer;

WHEREAS, initially on May 8, 2008, BFI sent notice to all parties involved in the BCA Deal of the Assignment Agreement. At the end of May, BFI learned funds from the BCA Deal were delivered directly to EBOF despite the Assignment Agreement and Funds Letter. Again on May 27, 2008, BFI’s counsel sent notice to all parties involved in the BCA Deal demanding return of the funds due to BFI pursuant to the Assignment Agreement. As of the Effective Date, EBOF and the parties involved in the BCA Deal have failed to deliver funds as agreed to in the Assignment Agreement.

WHEREAS, as of the Effective Date herein, EBOF has failed to deliver the Mandatory Redemption Amount to BFI due under the Certificate of Designation and therefore a Deemed Liquidation Event has occurred;

WHEREAS, pursuant to the binding letter agreement between BFI and EBOF executed May 15, 2008, and subsequently amended and restated on May 22, 2008 (the “LOI,” a copy of which has been attached hereto as Exhibit F), PNGX agreed acquire 100% of Earth LNG, Inc., a wholly owned subsidiary of EBOF, and all of Earth LNG, Inc.’s subsidiaries in exchange for a controlling interest of PNGX’s common stock (the final closing and effectiveness of such transaction shall be referred to hereinafter as the “Merger”). Pursuant to the LOI, PNGX agreed to assume financial responsibility for the entire Mandatory Redemption Amount (the “PNGX Assumption”). As of the Effective Date herein, PNGX and EBOF have not finalized nor completed the Merger;

WHEREAS, on or about May 29, 2008, BFI filed an action against EBOF and Earth LNG, Inc. entitled Black Forest International, LLC v. Earth Biofuels, Inc. et al. Case No: 2008 CA 008514 NC (the “Action”) in the Circuit Court of the Twelfth Judicial Circuit, Sarasota County, Florida (the “Court”), whereby BFI asserted claims against EBOF alleging, among other things, that EBOF failed to pay BFI the Mandatory Redemption Amount due and owing under the Certificate of Designation as of the Effective Date herein;

WHEREAS, PNGX has notified EBOF and BFI that it will be unable to assume the PNGX Assumption as agreed to in the LOI and therefore breached such LOI. Accordingly, such amount remains due and owing to BFI by EBOF pursuant to the Certificate of Designation;

WHEREAS, on or about June ____, 2008, BFI amended the Action to include PNGX as a defendant related to claims against PNGX for failure to deliver the PNGX Assumption as described above;
WHEREAS, EBOF and PNGX have notified the relevant Parties that they (i) wish to complete the Merger and (ii) do not have sufficient cash, nor do they anticipate having sufficient cash in the near future, to satisfy the claims made in the Action, or to defend the Action, and the Parties seek to resolve this Action and agree to settle the Mandatory Redemption Amount and breach of the LOI, as further described herein;

WHEREAS, EBOF and PNGX currently only have the means to satisfy payment of the bona fide claims made herein through the issuance of authorized shares of the relevant Party’s common stock pursuant to Section 3(a)(10) of the Securities Act of 1933 (hereinafter the “Act”);

WHEREAS, the Parties desire to resolve, settle, and compromise all bona fide claims asserted against EBOF and PNGX for the Mandatory Redemption Amount and related claims, which arise out of or relate to the Certificate of Designation and breach of the LOI;

NOW, THEREFORE, with this background incorporated herein and in consideration of the mutual covenants described in this Agreement, the Parties hereby agree to the following settlement:

AGREEMENT

1.           Settlement Conditions.    With the exception of the settlement of the EBOF-BFI Note (as defined in Section 2.1), the Parties hereby agree that the terms, conditions and covenants herein shall be contingent upon the final closing of the Merger (the “Closing”) and the Parties shall not be bound by such terms of this Agreement until such Closing which, according to the LOI, shall occur by or before June 30, 2008.

2.           BFI Settlement Terms.   The Parties hereby agree to settle the Mandatory Redemption Amount due and owing to BFI for a settlement amount, which shall include all legal fees and additional contract damages incurred by BFI, for a settlement amount of $751,250 (the “BFI Settlement Amount”).  This BFI Settlement Amount shall be paid to BFI as follows:

2.1           EBOF-BFI Note.  Immediately upon execution of this Agreement, and as settlement and redemption of 92,592 Preferred Shares, EBOF shall issue to BFI a $125,000 convertible promissory note (the “EBOF-BFI Note,” a copy of which has been attached hereto as Exhibit G). The EBOF-BFI Note shall not be contingent upon the Closing of the Merger and, pursuant to this Agreement, shall be convertible at anytime into freely tradeable and non-legended EBOF common shares from the EBOF-BFI Settlement Shares Pool1 (as defined below). the number of such shares to be delivered to BFI shall be derived by dividing a dollar amount of the EBOF-BFI Note to be converted by .0025, the conversion price previously agreed to in the Certificate of Designation upon the occurrence of a Deemed Liquidation Event.

2.2           EBOF-BFI Settlement Shares Pool.  The 50,000,000 shares of EBOF common stock currently held by the EBOF Escrow Agent, as described in the recitals herein, shall remain in escrow and shall be held by the EBOF Escrow Agent for the benefit of BFI pursuant to the terms of the EBOF-BFI Note and this Agreement.  The EBOF Escrow Agent shall continue to hold the 50,000,000 shares of EBOF common stock (the “EBOF-BFI Settlement Shares Pool”), and immediately following the entry of an order by the Court in accordance with Section 4 herein,     such shares shall be considered issued pursuant to an exemption from registration in Section 3(a)(10) of the Act2, to be utilized to satisfy the EBOF-BFI Note. The EBOF-BFI Settlement Shares Pool shall be held in escrow for the benefit of BFI pursuant to the escrow agreement (the “EBOF-BFI Escrow Agreement,” a copy of which has been attached hereto as Exhibit H). Pursuant to the EBOF-BFI Escrow Agreement, the EBOF Escrow Agent shall, upon the sole request of BFI and with no request or confirmation of EBOF, issue in the name of BFI, or any of it’s assignees, the number of shares requested so long as the number of shares requested does not make BFI the owner of more than 4.99% of the total number of issued and outstanding shares of EBOF common stock; provided, however, such restriction may be waived, in whole or in part, upon sixty (60) days prior notice from BFI to the EBOF Escrow Agent whereby BFI may decide to convert shares of the EBOF-BFI Settlement Shares Pool to achieve an interest of greater than 4.99%.

2.3           PNGX-BFI Note.  Upon the Closing, and as settlement and redemption of the remaining 442,407 Preferred Shares, PNGX shall issue to BFI a $626,250 convertible promissory note (the “PNGX-BFI Note,” a copy of which has been attached hereto as Exhibit I) which shall be issued. A portion of the PNGX-BFI Note equal to $63,000 (the “Minority PNGX-BFI Note Interest”) shall, pursuant to this Agreement and the PNGX-BFI Note, be convertible into freely tradeable and non-legended PNGX common shares from the PNGX-BFI Settlement Shares Pool3 (as defined below).

2.3.1                      PNGX-BFI Note Reversion.   In the event the Closing does not occur on or before June 30, 2008, BFI shall have the right to rescind and cancel the PNGX-BFI Note and retain the 442,407 shares of Preferred Stock (the “EBOF Preferred Reversion Shares”) remaining after the redemption of the 92,592 Preferred Shares related to the issuance of the EBOF-BFI Note. BFI shall have the sole right to extend the date of such rescission and cancellation past the Closing.

2.4           PNGX-BFI Settlement Shares Pool.  Immediately following the execution of this Agreement and as soon as practicable following the entry of an order by the Court in accordance with Section 4 herein and upon demand by BFI, PNGX shall issue and deliver to Madison Stock Transfer, Inc. (the “PNGX Escrow Agent”) 700,000 shares of PNGX’s common stock (the “PNGX-BFI Settlement Shares Pool”), issued pursuant to an exemption from registration in Section 3(a)(10) of the Act4, to be utilized to satisfy the Minority PNGX-BFI Note Interest. The PNGX-BFI Settlement Shares Pool shall be held in escrow for the benefit of BFI pursuant to the escrow agreement (the “PNGX-BFI Escrow Agreement,” a copy of which has been attached hereto as Exhibit J). Pursuant to the PNGX-BFI Escrow Agreement, the PNGX Escrow Agent shall, upon the sole request of BFI and with no request or confirmation of PNGX, issue in the name of BFI, or any of it’s assignees, the number of shares requested so long as the number of shares requested does not make BFI the owner of more than 4.99% of the total number of issued and outstanding shares of PNGX common stock; provided, however, such restriction may be waived, in whole or in part, upon sixty (60) days prior notice from BFI to the PNGX Escrow Agent whereby BFI may decide to convert shares of the PNGX-BFI Settlement Shares Pool to achieve an interest of greater than 4.99%.

2.5           Subsequent PNGX Financing.    Following the Merger and for as long as any balance remains outstanding on the PNGX-BFI Note, in the event PNGX raises any additional debt or equity financing (a “Subsequent Financing”) at a per share price below $10.00 per share, the conversion price pursuant to the PNGX-BFI Note shall be adjusted, with such adjusted price to be determined by multiplying the conversion price by a fraction equal to (i) the per share price of the Subsequent Financing as the numerator and (ii) $10.00 as the denominator.  PNGX covenants and agrees to promptly notify BFI in writing of the terms and conditions of any such proposed Subsequent Financing and, pursuant to Section  4.1.4 of the PNGX-BFI Escrow Agreement, immediately deposit additional shares into escrow with the PNGX Escrow Agent for the benefit of BFI consistent with this Section 2.5

3.           EBOF Settlement Terms.   Upon the Closing and in consideration of and as a settlement of PNGX’s liability stemming from the PNGX Assumption as agreed to in the LOI, EBOF hereby agrees to settle such amount for $171,000 (the “EBOF Settlement Amount” and hereinafter referred to collectively with the BFI Settlement Amount as the “Settlement Amounts”) which shall include all legal fees and additional contract damages incurred by EBOF in connection with PNGX’s failure to assume the PNGX Assumption. The EBOF Settlement Amount shall be paid to EBOF as follows:

3.1           PNGX-EBOF Note.  Upon the Closing, PNGX shall issue to EBOF a $171,000 assignable convertible promissory note (the “PNGX-EBOF Note,” a copy of which has been attached hereto as Exhibit K and collectively referred to hereinafter together with the PNGX-BFI Note and EBOF-BFI Note as the “Notes”). The PNGX-EBOF Note shall be convertible into freely tradeable and non-legended PNGX common shares from the PNGX-EBOF Settlement Shares Pool5 (as defined below).

3.2           PNGX-EBOF Settlement Shares Pool.  In consideration of PNGX’s current market conditions, as soon as practicable following the entry of an order by the Court in accordance with Section 4 herein and upon demand by EBOF, PNGX shall issue and deliver to the PNGX Escrow Agent 1,900,000 shares of PNGX’s common stock (the “PNGX-EBOF Settlement Shares Pool” and hereinafter referred to collectively with the PNGX-BFI Settlement Shares Pool and the EBOF-BFI Settlement Shares Pool as the “Settlement Shares”), issued pursuant to an exemption from registration in Section 3(a)(10) of the Act6, to be utilized to satisfy the EBOF-PNGX Note. The PNGX-EBOF Settlement Shares Pool shall be held in escrow for the benefit of EBOF pursuant to the escrow agreement (the “PNGX-EBOF Escrow Agreement,” a copy of which has been attached hereto as Exhibit L). Pursuant to the PNGX-EBOF Escrow Agreement, the PNGX Escrow Agent shall, upon the sole request of EBOF and with no request or confirmation of PNGX, issue in the name of EBOF, or any of its assignees, the number of shares requested so long as the number of shares requested does not make EBOF the owner of more than 4.99%. of the total number of issued and outstanding shares of PNGX common stock.

3.3           Stock Sales Restrictions.     Any shares issued from the PNGX-EBOF Settlement Shares Pool, whether issued to EBOF or any of it’s assignees, shall be subject to sales price restrictions such that no shares issued from the PNGX-EBOF Settlement Shares Pool shall be subsequently sold for a per share sales price of less than $10.00.

4.           Fairness Hearing.   Upon execution hereof, the Parties agree, pursuant to 15 U.S.C. §77(a)(10), to immediately submit the terms and conditions of this Agreement to the Court for a hearing on the fairness of such terms and conditions, for the issuance of an exemption from registration of the Settlement Shares and an Order (as defined below) approving of the Agreement. In connection with such a fairness hearing, PNGX and EBOF, as the issuer of the securities, and BFI and EBOF, as the proposed entities to whom the securities are to be issued, agree that the value of the Settlement Shares utilized to satisfy the claims herein is fair and reasonable. This Agreement shall become binding upon the Parties only upon entry of an order by the Court substantially in the form of annexed hereto as Exhibit M (the “Order”).

5.           Necessary Action.   At all times after the execution of this Agreement and entry of the Order by the Court, each Party hereto agrees to take or cause to be taken all such necessary action including, without limitation, the execution and delivery of such further instruments and documents, including, but not limited to opinions of counsel and board of directors resolutions, as may be reasonably requested by any Party for such purposes or otherwise necessary to complete or perfect the transaction contemplated hereby.

6.           Confidentiality Agreement.   At all times after the execution of this Agreement, the Parties hereto agree to not disclose to any other person any of the terms of said Agreement. The Parties further agree they will not at any time send material non-public information to any other Party.

7.           Releases.   Upon the issuance of the Notes and conversion of all Settlement Shares sufficient to completely satisfy the Settlement Amounts, and in consideration of the terms and conditions of this Agreement, and except for the obligations and representations arising or made hereunder or a breach hereof, the Parties hereby agree to release, acquit and forever discharge each other and each, every and all of their current and past officers, directors, shareholder, affiliated corporations, subsidiaries, agents, employees, representatives, attorneys, predecessors, successors and assigned, of and from any and all claims, damages, causes of action, suits and costs, of whatever nature, character or description, whether known or unknown, anticipated or unanticipated, which the Parties may now have or may hereafter have or claim to have against each other with respect to the individual Settlement Amounts. Nothing herein shall be deemed to negate or affect BFI’s right and title to the remaining Mandatory Redemption Amount and related Preferred Stock described herein in Section 2.5 or any securities heretofore issued to it by EBOF or PNGX.

8.           Indemnification.                                             EBOF and PNGX agree to hold harmless and indemnify BFI from any such claims or future claims, as the case may be, related to this Agreement. Additionally, EBOF and PNGX agree to reimburse BFI immediately for any and all expenses, including, without limitation, attorney fees, incurred by BFI in connection with investigating, preparing to defend or defending, or otherwise being involved in, any lawsuits, claims or other proceedings arising out of or in connection with or relating in any manner, directly or indirectly, to this Agreement (as defendant, nonparty, or in any other capacity other than as a plaintiff, including, without limitation, as a party in an interpleader action). EBOF and PNGX further agree that the indemnification and reimbursement commitments set forth in this paragraph shall extend to any controlling person, strategic alliance, partner, member, shareholder, director, officer, employee, agent or subcontractor of BFI and their heirs, legal representatives, successors and assigns.  The provisions set forth in this section shall survive any termination of this Agreement. In signing this Agreement, the Parties has been advised of, understand and knowingly waive their rights under California Civil Code Section 1542 which provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

9.           Continuing Jurisdiction:   Simultaneously with the execution of this Agreement, the attorneys representing EBOF, BFI and PNGX hereto will execute a stipulation of dismissal substantially in the form annexed hereto as Exhibit N (the “Stipulation of Dismissal”), which shall be held by BFI’s counsel and filed with the Court after the delivery of the Notes and the Settlement Shares in accordance with this Agreement. In order to enable the Court to grant specific enforcement and other equitable relief in connection with this Agreement, (i) the Parties consent to the jurisdiction of the Court for purposes of enforcing this Agreement and (ii) each Party to this Agreement expressly waives any contention that there is an adequate remedy at law or any like doctrine that might otherwise preclude injunctive relief to enforce this Agreement.

10.           Continuing Obligation.   The Parties agree to use their best efforts to cooperate with the Court to cause the Order to be timely entered and agree that delays caused due to Court calendars shall not constitute a valid reason to void this Agreement.

11.           Information.  The Parties each represent that prior to the execution of this Agreement, they have had the advice of counsel, specifically, Robert E. Turffs, Esquire of Robert E. Turffs, P.A. and Ronniel Levy, Esquire of Hodgson Russ, LLP for BFI, Michael J. Raterink, Esquire of Michael J. Raterink, P.A. for EBOF and ________________________, Esquire of ______________________________ for PNGX, they fully informed themselves of its terms, contents, conditions and effects, and that no promise or representation of any kind has been made to them except as expressly stated in this Agreement. Furthermore, Michael J. Raterink, P.A. and ____________________________ shall provide, upon the final Order approving the Agreement, an opinion letter as to the issuance of the Settlement Shares as freely tradable non-legend bearing shares.

12.           Ownership and Authority.   The Parties represent and warrant that they have not sold, assigned transferred, conveyed or otherwise disposed of any or all of any claim, demand, right or cause of action, relating to any matter which is covered by this Agreement, that each is the sole owner of such claim, demand, right or cause of action, and each has the power and authority and has been duly authorized to enter into and perform this Agreement and that this Agreement is a binding obligation of each, enforceable in accordance with its terms.

13.           Covenants.                                As long as any Settlement Amount remains outstanding, the Parties covenant and agree as follows:

13.1           Amendments.  Neither EBOF nor PNGX shall amend or waive any provision of their Articles of Incorporation or Bylaws in any way without the express written consent of BFI.

13.2           Disposition of Assets.  Neither EBOF nor PNGX shall sell, transfer or otherwise dispose of any of their properties, assets and rights including, without limitation, their intellectual property, except for sales with the prior written consent of BFI.

13.3           Restrictions on Issuances of Debt or Securities.  Neither EBOF nor PNGX  shall issue any additional common stock, preferred stock, warrants, notes, debt instruments of any kind, convertible notes or any other securities (or otherwise enter into agreements to issue any securities) including, but not limited to securities convertible, exercisable or exchangeable into common stock or preferred stock or any other equity or debt security of EBOF or PNGX or otherwise create, or authorize the creation of, or issue or obligate itself to issue shares of any additional class or series of capital stock under any circumstances without the express written consent of BFI.

13.4           Public Filings.    EBOF and PNGX shall make any and all necessary public filings, if any, in connection with this Agreement.

13.5           Additional Covenants.    PNGX and EBOF shall be bound by and abide by all additional covenants and restrictions contained in the respective Parties’ Notes.

14.           Binding Nature.   This Agreement shall be binding on all Parties executing this Agreement and their respective successors, assigns and heirs.

15.           Authority to Bind.   Each Party to this Agreement represents and warrants that the execution, delivery and performance of this Agreement and the consummation of the transaction provided in this agreement have been duly authorized by all necessary action of the respective person or entity, including receipt of approvals from any governing board of directors, and that the person executing this Agreement on its behalf, if applicable, has the full capacity to bind that entity. The Parties acknowledge that they have been given adequate time to consider this Agreement and that they were advised to consult with an independent attorney prior to signing this Agreement and that they have in fact consulted with counsel of their own choosing prior to executing this Agreement. The Parties agree that they have read this Agreement and understand the content herein, and freely and voluntarily assent to all of the terms herein.

16.           Time of Essence.  Time is of the essence in the performance of all obligations under this Agreement.

17.           Signatures.  This Agreement may be signed in counterparts and the Agreement, together with its counterpart signature pages, shall be deemed valid and binding on each Party when executed by all Parties. Facsimile signatures shall be valid and binding for all purposes.

18.           Choice Of Law, Etc.                                                      Notwithstanding the place where this Agreement may be executed by any of the Parties, or any other factor, all terms and provisions hereof shall be governed by and construed in accordance with the laws of the State of Florida, applicable to agreements made and to be fully performed in that State and without regard to principles of conflicts of law thereof.  Any action brought to enforce, or otherwise arising out of this Agreement shall be brought only in the Circuit Court of the Twelfth Judicial Circuit sitting in the State of Florida, County of Sarasota.

***SIGNATURE PAGE FOLLOWS***

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first indicated above.

EARTH BIOFUELS, INC.	PNG VENTURES, INC.
____________________________________	____________________________________

BLACK FOREST INTERNATIONAL, LLC
____________________________________

A FACSIMILE COPY OF THIS AGREEMENT SHALL HAVE THE SAME LEGAL EFFECT AS AN ORIGINAL OF THE SAME.